Exhibit 23.1

CONSENT OF MARCUM LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Snap Interactive, Inc. (the “Company”) on Form S-8 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 14, 2016, with respect to our audit of the consolidated financial statements of Snap Interactive, Inc. and Subsidiary as of December 31, 2015 and for the year then ended, appearing in the Annual Report on Form 10-K of Snap Interactive, Inc. for the year ended December 31, 2015.

/s/ Marcum LLP
Marcum LLP

New York, NY
June 6, 2016